Exhibit 10.5

10.5 - Form of Participant Award Agreement under the Equitable Resources, Inc. 2003 Executive Performance Incentive Program (as amended and restated April 13, 2004)

All grants were made pursuant to an award agreement substantially as follows:

[DATE]

[NAME AND ADDRESS]

Dear [NAME]:

Pursuant to the terms and conditions of the Company’s 1999 Long-Term Incentive Plan (the “Plan”) and the 2003 Executive Performance Incentive Program (the “Program”), on February 27, 2003, the Compensation Committee of the Board of Directors of Equitable Resources, Inc. (the “Committee”) granted you              Target Share Units (the “Award”), the value of which is determined by reference to the Company’s common stock.  The terms and conditions of the Award, including, without limitation, vesting and distribution, shall be governed by the provisions of the Program document attached hereto as Exhibit A, provided that the Committee retains the discretion to distribute the Award in cash, Company stock or any combination thereof.

Johanna G. O’Loughlin
For the Compensation Committee

The undersigned hereby acknowledges receipt of this award granted on the date shown above, the terms of which are subject to the terms and conditions of the Program as referenced above and agrees to accept it and the new option schedule in substitution for the option program set forth in Exhibit A.  The undersigned further acknowledges receipt of a copy of the Program document and agrees to be bound by all the provisions hereof and thereof.

Signature:	Date: